PRESS RELEASE

MULTICELL TECHNOLOGIES SIGNS LIVER STEM CELL R&D AGREEMENT TO DEVELOP PRODUCTS FOR THE STUDY OF LIVER CANCER

WOONSOCKET, RI, March 19, 2009 /PRNewsWire/  —  MultiCell Technologies, Inc. (OTC Bulletin Board MCET – News) announced today that it has entered into a cooperative research and development agreement with Maxim Biotech, Inc. to develop products for the study of liver stem cells and liver cancer.

Tumor tissues are composed of a mixture of cells with some tumor cells exhibiting stem cell-like properties (cancer stem cells).  Cancer stem cells are thought to play a role in a tumor’s resistance to therapy.  While significant progress has been made in developing cancer therapies that result in cytoreduction and thus tumor regression, the control of cancer over a longer interval and especially of metastatic disease, remains a key goal.  Cancer stem cells are believed to be responsible for cancer relapse by being less sensitive to conventional therapies.  Cancer stem cells may offer a unique opportunity to identify and develop a new generation of more effective anticancer agents (both small molecule therapeutics and biotherapies).

MultiCell owns exclusive rights to two issued U.S. patents (6,872,389 and 6,129,911), one U.S. patent application (U.S. 2006/0019387A1), and several corresponding issued and pending foreign patents and patent applications related to the isolation and differentiation of liver stem cells.  The role of liver stem cells in the carcinogenic process has recently led to a new hypothesis that hepatocellular carcinoma arises by maturation arrest of liver stem cells.

Primary liver cancer begins in the cells of the liver itself.  According to the National Cancer Institute (NCI), in 2008 there were approximately 21,400 new cases of primary liver cancer and intrahepatic bile duct cancer in the United States, and approximately 18,400 of those cases resulted in death.  Hepatocellular carcinoma, resulting from Hepatitis B and Hepatitis C infection, is the most common cancer in some parts of the world, with more than 1 million new cases diagnosed each year.  The NCI also reports that hepatocellular carcinoma is associated with cirrhosis of the liver in 50% to 80% of patients.

Primary liver cancer is rarely discovered early, and often does not respond to current treatment.  For example, Sorafenib (Nexavar®) was approved by the Food and Drug Administration in 2007 for use in advanced inoperable liver cancer.  Sorafenib is a targeted therapy designed to interfere with a tumor’s ability to generate new blood vessels.  However, Sorafenib has been shown to only slow liver cancer from progressing for a few months longer when compared to no treatment.

The cooperative research and development agreement with Maxim Biotech, Inc. will initially focus on the development of a family of life science research reagent tool kits which can be used to isolate liver stem cells, and help to elucidate liver stem cell gene function and their encoded proteins.

MultiCell plans to further leverage this research effort involving liver stem cells to identify therapeutic targets, and diagnostic and prognostic markers of liver cancer.

MultiCell will also seek to develop and patent therapeutic product opportunities specifically targeting the treatment of primary liver cancer and intrahepatic bile duct cancer.

For more information about MultiCell Technologies, Inc. please visit http://www.multicelltech.com

For more information about Maxim Biotech, Inc. please visit http://www.maximbio.com

Caution Regarding Forward-Looking Statements

Any statements in this press release about MultiCell's expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”).  These statements are often, but not always, made through the use of words or phrases such as “believe”, “will”, “expect”, “anticipate”, “estimate”, “intend”, “plan”, “forecast”, “could”, and “would”. Examples of such forward looking statements include statements regarding the timing, design, scope, and anticipated results of our clinical development programs.  MultiCell bases these forward-looking statements on current expectations about future events.  They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by any forward-looking statement.  Some of the risks, uncertainties and assumptions that could cause actual results to differ materially from estimates or projections in the forward-looking statement include, but are not limited to, the risk that we might not achieve our anticipated clinical development milestones, receive regulatory approval, or successfully commercialize our products as expected, the market for our products will not grow as expected, and the risk that our products will not achieve expectations.  For additional information about risks and uncertainties MultiCell faces, see documents MultiCell files with the SEC, including MultiCell's report on Form 10-KSB for the fiscal year ended November 30, 2008, and all our quarterly and other periodic SEC filings.  MultiCell claims the protection of the safe harbor for forward-looking statements under the Act and each assume no obligation and expressly disclaim any duty to update any forward-looking statement to reflect events or circumstances after the date of this news release or to reflect the occurrence of subsequent events

Contact:

MultiCell Technologies, Inc.
W. Gerald Newmin, Chairman
(401) 762-0045
MCETInvestor@MultiCelltech.com

Nexavar® is a registered trademark of Onyx Pharmaceuticals, Inc. and Bayer HealthCare Pharmaceuticals, Inc